MARCH 2020

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

DISCLOSURE

FROM THE CEO DESK:

As 2019 came to end, we reflected on some major improvements over the past year. Many of these items are a direct result of careful planning, steadfast leadership and unrelenting desire for improvement by the fantastic employees at Homeland.

Some examples of the improvements in 2019:

- Production increased – 8.5M gallons with no additional equipment
- Oil yield improved from 0.80 to 0.825 lbs/bushel
- Ethanol yield improved from 2.98 gal/bu. to 2.99
- Electric usage decreased from .352 kwh/gal to .324
- **Total Chemical cost dropped $0.032/gal or $6.16M**

Another tremendous improvement for 2019 was the new grain probes, electronic card system for the corn trucks and the additional truck scales. All of these improvements have led to a significant reduction in the corn line at Homeland.

On the Washington front, we have been overshadowed by the Coronavirus hysteria and little attention has been paid to our ethanol fight in Washington. We won the case for unlawful granting of Small Refiner Exemptions in the federal appeals court, but we now understand the government is going to appeal the ruling. Please contact your national representatives and continue to insist on their support of the Renewable Fuel Standard (RFS) in every possible way.

As the new year begins, we are finalizing our improvements for year 2020. We are evaluating new protein projects, natural gas savings and infrastructure improvements. It will be another very busy year.

-James Broghammer, CEO

CONGRATS-10 YEARS OF SERVICE

Homeland would like to recognize a few more employees who have completed their 10 years of service. Please help us congratulate **Devin Panos, Shawn Tibbitts** and **Rita Dunn**. Thank you for your dedication to Homeland.

HOMELAND ANNUAL MEETING CHANGE:

Homeland's annual meeting is set to take place **Wednesday, April 15th at 12:30 pm**. This year, due to restrictions with the COVID-19 and for everyone's safety, we will be hosting the meeting via a webinar. Proxy cards will be mailed soon with information on the webinar. This information will also be available on our website: www.homelandenergysolutions.com.

We apologize for the change but feel this will be the most effective way to hold the meeting at its current date. We do want to stress the importance of filling out the proxy cards completely and return to the company by 5 pm, Tuesday, April 14th, to register your votes on directors to ensure we have a quorum. For your convenience, a postage paid return envelope has been included in the mailing.

If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.

CONTINUOUS IMPROVEMENT IMPROVES EFFICIENCIES AND CAN GENERATE R&D TAX CREDITS FOR OUR MEMBERS

The employees at Homeland are not content to maintain the status quo and continue to do what they have always done. There is a constant drive to improve, to look for more efficient ways to get things done. With all the technological advancements in the products and processes we use; we must always be on the lookout for things that will improve our operation. This may come from an article someone has read, attending an industry networking function, or an idea from one of our employees. Regardless, if you stand still too long, you will quickly move from one of the leaders in the industry to one of the laggers and that does not fit the Homeland culture. It's this continuous improvement mentality that is a key to Homeland's success.

Take for example the ever-changing world of fermentation ingredients such as yeast and enzymes. We are regularly being approached by the various vendors about their product offerings. When something catches our eye, we evaluate the proposed change to assure the risk is worth taking and thus, there is a good reason to pursue the change. A lot of these type of changes are first run in the lab as benchtop fermentations to simulate what we could see in our plant fermenters. If the benchtops look promising, we then proceed to a plant trial where we run the new ingredient(s) for a set period of time and compare the results against a baseline. Sometimes, the duration of the trial will be extended or multiple iterations of baseline to trial recipes will be run in order to adequately evaluate the proposed change. At the end, if the trial data proves that this change is the right thing to do, not only do we improve the efficiency of our operation, we also can claim an R&D tax credit for the ingredients we used during the trial phase. These R&D tax credits are passed on to you, our members. As you have seen from years past, these credits can be significant.

-Kevin Howes, Plant Manager/COO

"Regardless, if you stand still too long, you will quickly move from one of the leaders in the industry to one of the laggers and that does not fit the Homeland culture."

STAN'S THOUGHTS

The well-being of our employees, members, customers, vendors and everyone's families is the top priority of all of us at Homeland.

Of much less importance is how our plant is navigating thru these uncertain times. How is the plant doing, what is going to happen? None of us really know. I can tell you Homeland is financially strong and we feel our plant is one of the most efficient plants in the U.S.

You may have heard that ethanol plants are hurting. The industry is losing money. Some plants are slowing down, some are shutting down. What is happening? Ethanol prices have been under extreme pressure along with gasoline and crude oil prices caused by the reduced driving brought on by the steps taken to control the spread of COVID-19 (Coronavirus) and the crude oil pricing war between Saudi Arabia and Russia. Margins are upside down because of this. Ethanol prices and the relationship between ethanol and corn prices are changing very quickly. I would like to assure everyone that we are monitoring those changes and prices continuously. THIS IS WHAT WE DO. We know what it costs to run the plant and what the costs are to shut down. We are continuously monitoring changes in the market and their effect to our bottom line. Will we shutdown, slowdown, or keep running? We don't know. We don't know what will happen in these unprecedented times or what the markets will do in response. Will there be a shutdown imposed on businesses by the government to control the virus? Will pipelines and terminals fill forcing shutdowns? Will our staff get sick and/or be quarantined for a time such that we cannot operate the plant? I hope not, but there are many unknowns which we can't answer.

I would like to assure everyone again that our company is strong and efficient and we consider it one of the best in the industry. We are keeping our Board of Directors and our Management team advised of the situation with our markets and their potential effect on our bottom line. I have full confidence that the best decisions will be made for our plant.

In closing, I would like to also tell our corn customers that I am not wishing their corn price go down. It needs to go higher, but we need our ethanol price to increase more in relation to the corn price. We cannot have one without the other.

I encourage everyone to use E15 or higher blends, if possible, in their vehicles. The additional demand will not only help the ethanol industry but also help corn prices for farmers.

Everyone stay healthy and help keep those around you healthy too.

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager



HOMELAND ENERGY SOLUTIONS FINANCIALS — Q4 2019

2019 was a tough year for the ethanol industry, with several plants shutting down and much uncertainty in the world of exports. Nonetheless, Homeland experienced another profitable year with net **income of $19.48 million**, $302 per membership unit. Production wise, Homeland produced approximately 8.5M more gallons of ethanol in 2019 than in 2018 (4.6% increase). Likewise, we produced nearly 3.8M lbs more corn oil in 2019 than prior year (7.6% increase) and approximately 8,000 more tons of Distillers Grains (2% increase). Our yields increased slightly year over year, as did the price realized for our products. However, our input costs increased as well, so our gross profit percentage actually decreased about 1% as compared to the previous year.

During 2019, approximately $8.5 million was spent on capital improvement projects. Projects of note are: the addition of yeast propagation equipment, corn oil rail load out, TO stack heat recovery and scale upgrades.

In December, the Homeland Board of Directors voted unanimously for a member distribution of $275/unit, which totaled approximately $17.8 million. This brought 2019 distributions to $350/unit, approximately $22.6M. Total distribution per unit since HES inception has increased to $2,715.

K-1 tax forms were mailed on February 22. Emails with a link to the electronic portal for members who signed up for the electronic delivery went out on February 22. We realize that many of our members are farmers who file taxes by the end of February, so we strive to get the K-1s out as quickly as possible. Please know that we, along with our tax preparers, work diligently to get the K-1s into the hands of the members as quickly as possible. Homeland performs ongoing research and development (R&D) in an effort to maintain our standard of continuous improvement and efficiency. There are tax credits for this work at both the Federal and State levels, but the costs and data must be gathered and calculations performed. We begin gathering data for the R&D credit study in October, then finish once the year has ended. The R&D credit team at RSM works diligently and efficiently to calculate these credits and get the data to the tax preparation team so that our members benefit from the tax credits. For 2019, total R&D credits passed through to our members was over $4M.

Another tax saving effort is the IC-DISC, which is Federal income tax savings for US companies who make and distribute products for export. These calculations, performed by a separate team at RSM, are another tax benefit that passes through to our members. For 2019, the IC-DISC income benefit was approximately $1.6M. Please understand that once the year closes, we are working with RSM simultaneously on annual audit, data for R&D credit, data for IC-DISC benefit along with regular tax items (depreciation, etc) in order to get accurate K-1's out to our members with the most benefit possible. There is much more involved in the process than reporting distributions paid to members.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET	**12/31/2019**	**12/31/2018**
Current Assets	$ 87,173,152	$ 85,563,079
Property & Equipment	126,554,986	135,195,924
Other Assets	9,231,854	4,834,649
Total Assets	$ 222,959,992	$ 225,593,652
Current Liabilities	$ 53,902,670	$ 50,548,096
Long-term Liabilities	15,081,767	17,950,754
Total Members' Equity	153,975,555	157,094,802
Total Liabilities and Equity	$ 222,959,992	$ 225,593,652
Book Value based on 64,560 Membership Units Outstanding	$ 2,385	$ 2,433
Book Value based on 90,420 Membership Units Outstanding	$ 1,703	$ 1,737
INCOME STATEMENT	**12/31/2019**	**12/31/2018**
Revenue	$ 329,774,685	$ 307,400,097
Cost of Goods Sold	307,650,836	283,549,201
Operating Expenses	3,885,532	3,658,156
Operating Income	18,238,317	20,192,740
Other Income (Loss)	1,238,436	(426,535)
Net Income	$ 19,476,753	$ 19,766,205
Net Income per unit (based on 64,560 units)	$ 302	$ 306
Distributions per unit	$ 350	$ 220

"Homeland experienced another profitable year with net **income of $19.48 million**, $302 per membership unit."



2 DIRECTOR SEATS TO BE FILLED:

Members will vote to elect directors to two seats on the company's board by April 15th's annual meeting. Nominees are:

Randy Bruess, Incumbent Director and Nominee, Age 58. Mr. Bruess has served as a director since our 2014 annual meeting. Mr. Bruess serves as a member of the risk management committee. Since 1982, Mr. Bruess has been employed by Art's Milling Service, Inc. in Protovin, Iowa. Mr. Bruess currently holds the position of General Manager at Art's Milling Service. Mr. Bruess also serves on the board of directors of Art's Milling Service. Mr. Bruess was selected as a nominee based on his prior experience with the Company, along with his business and agricultural experience. Mr. Bruess has consented to serving on the Board if he is elected.



Mathew Driscoll, Secretary, Incumbent Director and Nominee, Age 40. Mr. Driscoll presently serves as a director and serves on the audit and the executive compensation committees. Mr. Driscoll was first elected to the Board at the Company's 2010 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll first was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company and on the board of directors of the Iowa Renewable Fuels Association, a private company. Mr. Driscoll will serve as Secretary of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Driscoll was selected as a nominee based on his prior experience with the Company, along with his business and financial experience. Mr. Driscoll has consented to serving on the Board if he is elected.





ETHANOL:
DRIVING AMERICA'S FUTURE



EMPLOYEE SPOTLIGHT: DARRELL BLACKMORE, TRAINING COORDINATOR

When asked what do I like most about working at Homeland, I would have to say that I really appreciate the way I have been welcomed here at the plant, everyone has been good to work with. I see all of the things Homeland does to make employees feel part of the group. Weekly meetings and updates on what's going on here and how the company is doing. Feels like family.

Some background on me is that I have been in processing/production for about 39 years. I have gone from making ice cream to making alcohol. I've had about 36 years in a leadership role during this time.

I have 2 kids; a daughter and a son, 2 step-daughters and a step-son. My wife Janis and I have a combined total of 8 grandkids (ages 13 years to 3 months).

Some hobbies that I have enjoyed are a few years of tractor pulling, carpentry, fishing, boating and more recently focusing on camping.

